21.    List of Subsidiaries of the Company

The following is a list of Integrated Measurement Systems, Inc. operating subsidiaries. Integrated Measurement Systems, Inc. has no parent companies.


            Subsidiary                                         Percent Owned
Integrated Measurement Systems FSC, Inc.                           100%

Integrated Measurement Systems (Europe) AG                         100%

IMS Europe Ltd.                                                    100%

Integrated Measurement Systems (France) Sarl                       100%

Integrated Measurement Systems (Deutschland) GmbH                  100%

Integrated Measurement Systems (Japan) KK                          100%

Integrated Measurement Systems (M) Sdn. Bdn.                       100%

Integrated Measurement Systems (P) Inc.                            100%


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